UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.

1. Name and Address of Reporting Person(s)
   CARMICHAEL, DAN R.
   65 D ADAMS CR
   FAIRFIELD, OH  45014

2. Issuer Name and Ticker or Trading Symbol
   Ohio Casualty Corporation (OCAS)

3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4. Statement for Month/Year
   03/01

5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [X] Director                   [ ] 10% Owner
   [X] Officer (give title below) [ ] Other (specify below)

   President and CEO

7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1)Title of Security           2)Trans-    3.Trans-  4.Securities Acquired(A)    5)Amount of      6)             7) Nature of
                                action      action    or Disposed of (D)          Securities                       Indirect
                                Date        Code                                  Beneficially    D                Beneficial
                               (Month/                          A or              Owned at        or               Ownership
                               Day/Year)   Code  V    Amount     D     Price      End of Month    I
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
Common Stock                                                                        100            D              Direct
Common Stock                   02/20/01     P         5,000      A   $9.0000      7,000            I              by Trust

Table II (PART 1)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
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1)Title of Derivative          2)Conversion    3)Trans-       4)Trans-  5)Number of Derivative         6)Date Exercisable and
Security                       or Exercise     action         action    Securities Acquired (A)        Expiration Date
                               Price of        Date           Code      or Disposed of (D)
                               Derivative
                               Security                       Code  V   A                D             Exercisable  Expiration
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

Table II (PART 2)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1,3 and 7 through 11)
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1)Title of Derivative       3)Trans-  7)Title and Amount                   8)Price     9)Number of     10)   11)Nature of
Security                    action    of Underlying                        of Deri-    Derivative               Indirect
                            Date      Securities                           vative      Securities      D        Beneficial
                                                             Amount or     Security    Beneficially    or       Ownership
                                                             Number of                 Owned at        I
                                      Title                  Shares                    End of Month
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


Explanation of Responses:



SIGNATURE OF REPORTING PERSON
/S/ CARMICHAEL, DAN R.

DATE   3/9/01